XYLEM
2011 OMNIBUS INCENTIVE PLAN

“[YEAR]” RESTRICTED STOCK UNIT GRANT AGREEMENT

This Agreement (the “Agreement”) between Xylem Inc. (the “Company”) and ###PARTICIPANT_NAME### (the “Participant”) is effective as of ###GRANT_DATE###. Capitalized terms that are not defined in this Agreement are defined in the Company’s 2011 Omnibus Incentive Plan (Amended and Restated February 24, 2016) (the “Plan”). This Agreement is only being provided in English. The Participant is an employee of the Company or an Affiliate. In recognition of the Participant’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), is providing the Participant an inducement to remain employed and an incentive for increased efforts while employed. In consideration of the terms and conditions in this Agreement, the parties agree as follows:
1.Grant of Restricted Stock Units. The Company hereby confirms the grant on ###GRANT_DATE### (the “Grant Date”) to the Participant of ###TOTAL_AWARDS### Restricted Stock Units (“RSUs”). The RSUs are notional units of measurement denominated in Shares of common stock (i.e., one RSU is equivalent in value to one Share of common stock of the Company).
The RSUs represent an unfunded, unsecured right to receive Shares and dividend equivalent payments in the future if the conditions in the Plan and this Agreement are satisfied.
Nature of the Grant:
(a)The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past. All decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(b)The Participant is voluntarily participating in the Plan;
(c)The RSUs and the Shares subject to the RSUs, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, pension or retirement or welfare benefits or similar payments;
(d)Future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(e)No claim or entitlement to compensation or damages will arise from forfeiture of the RSUs resulting from the termination of the Participant's employment; and
(f)The Company will not be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
2.Terms and Conditions. It is understood and agreed that the RSUs are subject to the following terms and conditions:
(a)Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any RSUs subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the RSUs.
(b)Voting and Dividend Equivalent Rights. The Participant will not have any privileges of a shareholder of the Company with respect to the RSUs or any Shares that may be delivered under this Agreement, including without limitation any right to vote the Shares or to receive dividends, unless and until the Shares are delivered on vesting of the RSUs. Dividend equivalents will be earned with respect to each RSU that vests and the amount will be equal to the total dividends declared on a Share, where the record
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date of the dividend is between the Grant Date of this Award and the date a Share is issued on vesting of the RSU. Any dividend equivalents earned will be paid in cash to the Participant when the Shares subject to the vested RSUs are issued. No dividend equivalents will be earned or paid with respect to any portion of the RSUs that do not vest. Dividend equivalents will not accrue interest.
(c)Vesting and Payment. RSUs will vest as long as the Participant has been actively employed by the Company or an Affiliate from the Grant Date through the vesting date. Active employment does not include any potential severance period or an approved leave of absence greater than 6 months. The RSUs will vest in 3 installments as follows:
###VEST_SCHEDULE_TABLE###
Except as provided in subsection 2(i), on vesting of the RSUs, including vesting pursuant to subsections 2(d) or 2(e), the Company will deliver to the Participant (i) one Share for each vested RSU, with any fractional Shares resulting from proration pursuant to subsection 2(e), if applicable, to be rounded to the nearest whole Share, and (ii) an amount in cash attributable to dividend equivalents earned in accordance with subsection 2(b), less Shares withheld in accordance with subsection 2(f).
For China-based Participants, the Company will provide a cash payment equivalent to the Fair Market Value of the shares vested as soon as practicable following the Vesting Date.
(d)Effect of Change in Control. In the event of a Change in Control prior to the end of the vesting date, if the acquiring or surviving company in the transaction assumes or continues any then-outstanding RSUs under the Plan, any unvested RSUs will continue to vest based on the RSUs’ service-based vesting criteria until the vesting date.
If the Participant’s active employment with the Company or an Affiliate is terminated by the Company or an Affiliate without Cause or by the Participant for Good Reason (for applicable Participants only) within 2 years of a Change in Control, any assumed unvested RSUs will become 100% vested on the termination date.
If the acquiring or surviving company in the transaction does not assume or continue outstanding awards under the Plan, immediately prior to the Change in Control any unvested RSUs will become 100% vested.
“Cause” means (i) the Participant’s willful and continued failure to substantially perform his, her or their duties with the Company or an Affiliate (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) or (ii) the Participant willfully engaging in conduct that demonstrably and materially injures the Company or its Affiliates, monetarily or otherwise. “Willful” means the action is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.
“Good Reason” means, without the Participant’s express written consent (i) a reduction in annual target total cash compensation (base salary and target bonus), (ii) the assignment of any duties inconsistent in any material adverse respect with the Participant’s position, authority, duties or responsibilities, (iii) any other action by the Company or an Affiliate which results in a material diminution in such position, authority, duties or responsibilities; or (iv) the Company or an Affiliate requiring the Participant to relocate to a work location 50 miles or more from the location where the Participant was principally working immediately prior to the Change in Control. The Participant must give notice within 90 days of any Good Reason event.
Good Reason only applies to Company or Affiliate employees who are at the time of termination of employment, or were at any time during the 2 year period immediately preceding the Change in Control, covered by the Xylem Special Senior Executive Severance Pay Plan or the Xylem Enhanced Severance Pay Plan and will exclude an isolated, insubstantial and inadvertent action not taken in bad faith that is resolved by the Company or an Affiliate within 30 days of receiving notice.
(e)Effect of Termination of Employment. RSUs will only vest if the Participant is actively employed by the Company or an Affiliate prior to the vesting date. If the Participant's active employment with the Company or an Affiliate is terminated for any reason prior to the vesting date, and the termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), subject to subsection
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2(d), the following would apply to any unvested RSUs on the date of the Participant’s termination of employment:
(i)Termination due to Death or Disability. Any unvested RSUs will immediately become 100% vested.
(ii)Termination due to Retirement or while Retirement Eligible. A prorated portion (as described below) of unvested RSUs with a vesting date within 12 months of termination shall immediately vest on the Participant’s termination of employment. All other unvested RSUs will automatically be forfeited.
(iii)Termination other than for Death, Disability and Retirement. All unvested RSUs will automatically be forfeited.
“Disability” means the complete and permanent inability of the Participant to perform all duties under the terms of his, her or their employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
“Retirement” means the termination of the Participant's employment (either by the Company or an Affiliate, or the Participant), if, at the time of such termination, the Participant is at least age 55 and has completed 10 years of service with the Company or an Affiliate, or the Participant is age 65 or older.
Prorated Vesting Upon Retirement. The prorated portion of the RSUs that vests upon the Participant’s termination of employment due to the Participant's Retirement will be determined by multiplying the total number of unvested RSUs with vesting date within 12 months of termination by a fraction, of which the numerator is the number of full months (not to exceed 12) the Participant has been continually employed since the most recent Vest Period Start Date, and the denominator is 12. For this purpose, full months of employment shall be based on monthly anniversaries of the Vest Period Start Date, not calendar months.
(f)Tax Withholding. The Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the RSUs and any related dividend equivalents. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the Shares (or such other amount that will not cause an adverse accounting consequence or cost) and payment of dividend equivalents will be satisfied by withholding a number of Shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld (or such other amount that will not cause an adverse accounting consequence or cost). If this withholding would result in a fractional Share being withheld, the number of Shares withheld will be rounded up to the nearest whole Share. If FICA taxes are required to be withheld while the RSUs are outstanding, the withholding will be made in a manner determined by the Company.
(g)Participant Covenants and Forfeiture and Clawback Provisions. The Participant acknowledges and agrees that the RSUs, whether previously vested or not, may be cancelled in full, and the Participant may be required to return to the Company any Shares received on settlement of vested RSUs or the net after-tax income, or the pre-tax value to the extent required by applicable law and/or the Company’s Recoupment of Incentive-Based Compensation Policy 40-05, from the disposition of any Shares received upon settlement of vested RSUs, to the extent required by applicable law and/or the Company Policy 40-05, or if the Committee, in its sole discretion, determines that the Participant:
(i)Has engaged in any activity in violation of Company policies, including the Company’s Code of Conduct;
(ii)Has engaged in conduct materially adverse to the best interests of the Company or its Affiliates; or
(iii)Uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or its Affiliates (except as required by the Participant’s work responsibilities with the Company or its Affiliates); or
(iv)Directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee or customer of the Company or its Affiliates, or encourages any employee to leave the Company or an Affiliate any time during the Participant’s employment and for 12 months after termination of his or her employment (subject to applicable restrictions included in Exhibit 1 attached hereto).
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The Participant agrees, understands and acknowledges that the scope and duration of the Participant obligations contained in this Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company and its Affiliates, and that the Committee, in its sole discretion, may require the Participant, as a condition to lapsing any restrictions on the RSUs, to acknowledge in writing that the Participant has not engaged, and is not in the process of engaging, in any of the activities described in this subsection.
The obligations in this subsection are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Participant and the Company, or otherwise applicable to the Participant, and nothing in this Agreement is intended to waive, modify, alter or amend the terms of any such other agreement. THE PARTICIPANT UNDERSTANDS THAT THIS SUBSECTION IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE AWARDS IN FULL AND A RETURN TO THE COMPANY OF ANY SHARES RECEIVED UPON SETTLEMENT OF VESTED RSUS OR THE NET AFTER-TAX INCOME FROM THE DISPOSITION OF ANY SHARES RECEIVED UPON SETTLEMENT OF VESTED RSUS IF THE PARTICIPANT SHOULD CHOOSE TO VIOLATE THIS SUBSECTION DURING THE OBLIGATION PERIOD. Nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation.
(h)Injunctive Action. The Participant acknowledges that if the Participant violates the terms of subsection 2(g), the injury that would be suffered by the Company and/or an Affiliate as a result of a breach of the provisions of this Agreement (including any covenant described in subsection 2(g)) would be irreparable and that an award of monetary damages to the Company and/or an Affiliate for such a breach would be an inadequate remedy. Consequently, the Company and/or an Affiliate shall have the right, in addition to any other rights it may have, including the right to forfeiture and clawback under this Agreement, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company and/or an Affiliate will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s or Affiliate’s rights under subsection 2(g) or any other remedies of the Company or an Affiliate, if the Participant breaches any covenant described in subsection 2(g), the Company will have the right to cancel this Agreement.
(i)Electronic Delivery and Acceptance. The Participant consents to electronic delivery of any Plan documents. The Participant consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan related documents. The Participant agrees that his, her or their electronic signature is the same as, and will have the same force and effect as, his, her or their manual signature. The Participant understands and agrees that if this Agreement is not accepted within 90 days of the Grant Date, the award is forfeited in full. Participant agrees that these procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
(j)Right of Set-Off. If the Company in its reasonable judgment determines that the Participant owes the Company or an Affiliate any amount due to any loan, obligation or indebtedness, including amounts owed under the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and the Participant has not satisfied these obligation(s), the Company may instruct the plan administrator to withhold and/or sell Shares acquired by the Participant on settlement of the RSUs (to the extent such RSUs are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of the obligation from other funds due to the Participant from the Company to the maximum extent permitted by Code Section 409A.
(k)Data Privacy. Participant acknowledges and consents to the collection, use, processing and transfer of personal data. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Company holds certain personal information about Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, or details of all options or performance stock units or any other entitlement to Shares of stock awarded, canceled, purchased,
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vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company or its Affiliates may each further transfer Data to any third parties assisting the Company with the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any transfer of Data that may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any Shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw this consent in writing by contacting Participant’s designated Human Resources professional; however, withdrawing consent may affect Participant’s ability to participate in the Plan. All Data will be managed in compliance with the Company’s Data Privacy Guidelines and applicable employee notifications, which may contain more stringent requirements, but in any case will not be less stringent than this subsection 2(k).
(l)Stock Ownership Guidelines. If the Participant is or becomes subject to the Company’s Stock Ownership Guidelines and applicable retention requirements, the Participant may be limited in selling Shares obtained upon settlement of the RSUs.
(m)Clawback Policy. If the Participant is covered by the Company’s Clawback Policy, the Participant agrees that the RSUs are subject to the Policy and may be subject to recovery (in whole or in part) by the Company. The Participant agrees that the Clawback Policy may be amended from time to time by the Committee, including amendments to comply with applicable laws, regulations or stock exchange listing requirements.
(n)Section 409A Compliance. It is intended that the Plan and this Agreement comply with the requirements of Section 409A to the extent applicable, and the Plan and this Agreement shall be interpreted accordingly.
(i)If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, and if the Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Participant ’s separation from service, then, to the extent required under Section 409A, any Shares that would otherwise be distributed (along with the cash value of all dividend equivalents that would be payable) upon the Participant ’s separation from service, shall instead be delivered (and, in the case of the dividend equivalents, paid) on the earlier of (x) the first business day of the seventh month following the date of the Participant ’s separation from service or (y) the Participant ’s death.
(ii)If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, upon an Change in Control that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the RSUs will vest at the time of the Change in Control, but distribution of any RSUs (or related dividend equivalents) that constitute deferred compensation for the purposes of Section 409A will not be accelerated (i.e., distribution will occur when it would have occurred absent the Change in Control).
(o)Governing Law. This Agreement is governed and construed in accordance with the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(p)Consent to Jurisdiction. Each party hereby submits and consents to the exclusive jurisdiction of the state or federal courts in the State of Indiana, and, in each case, appellate courts therefrom, with respect to any suit, action or proceeding brought by any party arising under or relating to this Agreement.

By signing a copy of this Agreement, the Participant acknowledges that s/he has received a copy of the Plan and that s/he has read and understands the Plan and this Agreement and agrees to their terms and conditions.
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Agreed to:                            XYLEM INC.

_____________________________                _____________________________
Participant                             Matthew Pine, President and CEO

(Online Acceptance Constitutes Agreement)

Dated: _________________                    Dated: ###GRANT_DATE###

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EXHIBIT 1
STATE AND OTHER SPECIFIC REQUIREMENTS ADDENDUM
CALIFORNIA
For employees residing in California at the time of execution of this Agreement, Paragraphs 2(g)(iv) and Paragraph 2(o) will not apply.
COLORADO
Paragraph 2(g)(iv) does not apply unless the employee who, when the covenant not to solicit is entered and when it is enforced, earns at least $76,254 as of 2025 (adjusted on a yearly basis).
GEORGIA
For employees residing in Georgia, Paragraph 2(g)(iv) shall apply in the United States, which the employee agrees is a reasonable geographic territory in which the Company does business.
ILLINOIS
Paragraph 2(g)(iv) does not apply unless the employee’s actual or expected rate of earnings exceeds $45,000 per year (which statutorily increases every five years).
LOUISIANA
For employees who perform work in Louisiana, Paragraph 2(g)(iv) shall only apply in the St Tammany Parish.
NORTH DAKOTA
For employees residing in North Dakota at the time of execution of this Agreement, Paragraph 2(g)(iv) will not apply.
OKLAHOMA
For employees residing in Oklahoma at the time of execution of this Agreement, Paragraph 2(g)(iv) will only apply to the extent it prohibits the Employee from directly soliciting the sale of goods, services or a combination of goods and services from the established customers of the Company.
OREGON
For employees residing in Oregon at the time of execution of this Agreement, the Company shall provide a copy of this Agreement to the employees at least two weeks before the employees begin work and must sign this Agreement as a condition of employment. The Company also must provide the employee a signed, written copy of the Agreement within 30 days after the date of termination of the employee’s employment with the Company.

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